Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2016, except for Note 1, Note 18 and Note 22 and the effects on the consolidated financial statements of the reorganization transactions as described in Note 1,  as to which the date is October 24, 2016, with respect to Red Rock Resorts, Inc., included in the Form S-1 Registration Statement (Form S-1 No. 333-               ) and related Prospectus of Red Rock Resorts, Inc. for the registration of 37,514,810 shares of its common stock.

/s/ Ernst & Young LLP

Las Vegas, Nevada
October 24, 2016